Exhibit 3.2

FOURTH AMENDED AND RESTATED

ARTICLES OF INCORPORATION

OF

U.S. XPRESS ENTERPRISES, INC.

ARTICLE I

NAME

The name of the corporation is U.S. Xpress Enterprises, Inc. (the “Corporation”).

ARTICLE II

REGISTERED OFFICE

The Corporation may, from time to time, in the manner provided by law, change the registered agent and registered office within the State of Nevada. The Corporation may also maintain an office or offices for the conduct of its business, either within or without the State of Nevada.

ARTICLE III

AUTHORIZED CAPITAL STOCK

The total authorized capital stock of the Corporation shall consist of one thousand (1,000) shares of common stock, $0.01 par value.

ARTICLE IV

DIRECTORS

The members of the governing board of the Corporation are styled as directors. The Board of Directors shall be elected in such manner as shall be provided in the Fourth Amended and Restated Bylaws of the Corporation (the “Bylaws”). The number of directors may be changed from time to time in such manner as shall be provided in the Bylaws of the Corporation.

ARTICLE V

LIMITATION OF LIABILITY

To the fullest extent permitted by Chapter 78 of the Nevada Revised Statutes, as may be amended from time to time, a director or officer of the Corporation shall not be liable to the Corporation or its stockholders for monetary or other damages for breach of fiduciary duties as a director or officer. No repeal, amendment, or modification of this Article V, nor the adoption of any provision of these Fourth Amended and Restated Articles of Incorporation inconsistent with this Article V, shall directly or indirectly eliminate or reduce the effect of this Article V with respect to any act or omission of a director or officer of the Corporation occurring prior to such repeal, amendment, modification, or adoption of an inconsistent provision.

ARTICLE VI

INDEMNIFICATION

Section 6.1.           In General. Subject to the case by case determination required to be made under Section 6.3 hereof, the Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (except an action by or in the right of the Corporation) by reason of the fact that such person is or was a director or officer of the Corporation, or is or was serving at the request of the Corporation as a director or officer, of its subsidiaries, against expenses (including attorneys’ fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred in connection with such action, suit, or proceeding if such person: (a) is not liable for a breach of fiduciary duties that involved intentional misconduct, fraud, or a knowing violation of law; or (b) acted in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful; provided, however, that the termination of any action, suit, or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person is liable for a breach of fiduciary duties or did not act in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the Corporation, or that, with respect to any criminal action or proceeding, he or she had reasonable cause to believe that his or her conduct was unlawful.

Section 6.2           Derivative Actions. Subject to the case by case determination required to be made under Section 6.3 hereof, the Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that such person is or was a director, or officer of the Corporation, or is or was serving at the request of the Corporation as a director or officer of its subsidiaries, against expenses (including amounts paid in settlement and attorneys’ fees) actually and reasonably incurred in connection with the defense or settlement of the action or suit if such person: (i) is not liable for a breach of fiduciary duties that involved intentional misconduct, fraud or a knowing violation of law or (ii) acted in good faith and in a manner that he or she reasonably believed to be in or not opposed to the best interests of the corporation; provided, however, that such indemnification may not be made for any claim, issue, or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals, to be liable to the Corporation or for amounts paid in settlement to the Corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

Section 6.3.           Case-by-Case Determination. Any indemnification under Sections 6.1 and 6.2 hereof, unless ordered by a court, shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the director or officer is proper in the circumstances because he or she has met the applicable standard of conduct set forth in Section 6.1 or 6.2. Such determination shall be made: (a) the stockholders; (b) by the Board of Directors by majority vote of a quorum consisting of directors who were not parties to such act, suit, or proceeding; (c) if such a quorum of disinterested directors so orders, by independent legal counsel in a written opinion; or (d) if such a quorum of disinterested directors cannot be obtained, by independent legal counsel in a written opinion.

Section 6.4.           Mandatory Indemnification. To the extent that a director or officer of the Corporation has been successful on the merits or otherwise in defense of any action, suit, or proceeding referred to in Sections 6.1 or 6.2, or in defense of any claim, issue, or matter therein, he or she shall be indemnified by the Corporation against expenses, including attorneys’ fees, actually and reasonably incurred by him or her in connection with such defense.

Section 6.5.           Advancement of Expenses. Expenses incurred in defending a civil or criminal action, suit, or proceeding may be paid by the Corporation in advance of the final disposition of such action, suit or proceeding as authorized by the Board of Directors in the specific case upon receipt of an undertaking by or on behalf of the director or officer to repay such amount unless it is ultimately determined that he is entitled to be indemnified by the Corporation as authorized in this Article VI.

Section 6.6           Other Rights. The indemnification provided by this Article VI does not exclude any other rights to which any director or officer seeking indemnification may be entitled under any law, Bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding such office. The indemnification provided by this Article VI shall continue as to a person who has ceased to be a director or officer, and shall inure to the benefit of the heirs, executors, and administrators of such person. No amendment to repeal of this Article VI shall apply to or have any effect on, the rights of any director or officer under this Article VI which rights come into existence by virtue of acts or omissions of such director or officer occurring prior to such amendment or repeal.

Section 6.7.           Insurance. The Corporation may purchase and maintain insurance on behalf of any person who is or was a director or officer of the Corporation, or is or was serving at the request of the Corporation as a director or officer of its subsidiaries against any liability asserted against him or her and incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not the Corporation would have the power to indemnify such person against such liability under the provisions of this Article VI.

Section 6.8.           Definition of Corporation. For the purposes of this Article VI, references to “the Corporation” include, in addition to the resulting corporation, all constituent corporations (including any constituent of a constituent) absorbed in consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors or officer so that any person who is or was a director or officer of such constituent corporation, or is or was serving at the request of such constituent corporation as a director or officer of a subsidiary of such constituent corporation, shall stand in the same position under the provisions of this Article VI with respect to the resulting or surviving corporation as he or she would have with respect to such constituent corporation if its separate existence had continued.

Section 6.9.           Definition of Subsidiary. For the purposes of this Article VI, references to a “subsidiary” of a person shall mean (i) a corporation more than 50 percent of the combined voting power of the outstanding voting stock of which is owned, directly or indirectly, by such person or by one or more other subsidiaries of such person or by such person and one or more other subsidiaries of such person; (ii) a partnership of which such person or one or more other subsidiaries of such person or such person and one or more other subsidiaries thereof, directly or indirectly, is the general partner and has the power to direct the policies, management and affairs of such partnership; (iii) a limited liability company of which such person or one or more other subsidiaries of such person or such person and one or more other subsidiaries of such person, directly or indirectly, is the managing member and has the power to direct the policies, management and affairs of such company; and (iv) any other person (other than a corporation, partnership or limited liability company) in which such person or one or more other subsidiaries of such person or such person and one or more other subsidiaries of such person, directly or indirectly, has at least a majority ownership or the power to direct the policies, management and affairs thereof (including by contract).

Section 6.10.         Other Definitions. For purposes of this Article VI, references to “other enterprise” shall include employee benefit plans; references to “fine” shall include any excise tax assessed on a person with respect to an employee benefit plan; and references to “serving at the request of the Corporation” shall include any service as a director or officer of the Corporation which imposes duties on, or involves services by, such director or officer with respect to an employee benefit plan, its participants, or beneficiaries; and a person who acted in good faith and in a manner he or she reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the Corporation” as referred to in this Article VI.

ARTICLE VII

AMENDMENT

The Corporation reserves the right to amend, alter, change, or repeal any provision contained in these Fourth Amended and Restated Articles of Incorporation in the manner now or hereafter prescribed by statute, or by these Fourth Amended and Restated Articles of Incorporation.

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IN WITNESS WHEREOF, the undersigned authorized officer of the Corporation has executed these Fourth Amended and Restated Articles of Incorporation, certifying that the facts herein stated are true, this 1st day of July, 2023.

U.S. Xpress Enterprises, Inc.

By:	/s/ Nathan Harwell
Name:	Nathan Harwell
Title:	Executive Vice President, Chief Legal Officer, and Secretary

[Signature Page to Fourth Amended and Restated Articles of Incorporation]